EXHIBIT 12

                           AMERICAN EXPRESS COMPANY
         COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                               Six Months                               Years Ended December 31,
                             Ended June 30,  ------------------------------------------------------------------------------
                                  2005           2004             2003            2002            2001            2000
                             --------------  --------------  --------------  --------------  --------------  --------------
Earnings:
    Pretax income from
      continuing operations  $        2,694  $        4,951  $        4,247  $        3,727  $        1,596  $        3,908
    Interest expense                  1,003           1,659           1,606           1,832           2,856           2,922
    Other adjustments                    90             154             157             174             175             163
                             --------------  --------------  --------------  --------------  --------------  --------------
Total earnings (a)           $        3,787  $        6,764  $        6,010  $        5,733  $        4,627  $        6,993
                             --------------  --------------  --------------  --------------  --------------  --------------

Fixed Charges:
    Interest expense         $        1,003  $        1,659  $        1,606  $        1,832  $        2,856  $        2,922
    Other adjustments                    86             145             140             151             170             165
                             --------------  --------------  --------------  --------------  --------------  --------------
Total fixed charges (b)      $        1,089  $        1,804  $        1,746  $        1,983  $        3,026  $        3,087
                             --------------  --------------  --------------  --------------  --------------  --------------

Ratio of earnings to
    fixed charges (a/b)                3.48            3.75            3.44            2.89            1.53            2.27

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the Company) and Travel Related Services' cardmember lending activities, which is netted against net investment income and cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for under the equity method whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for under the equity method.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.